Exhibit 12.1

Opinion of Davis Wright Tremaine LLP

October 26, 2016

Board of Directors

Mercer Island Investors Group, Inc.

8215 SE 59th St.

Mercer Island, WA 98040

Re:	Offering Statement on Form 1-A

Dear Ladies and Gentlemen:

This opinion is furnished to Mercer Island Investors Group, Inc., a corporation formed under the laws of the State of Washington (the “Company”), in connection with the filing of an Offering Statement on Form 1-A (the “Offering Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering (the “Offering”) by the Company of up to 840 shares of the Company’s common stock, par value $0.01 per share (the “Shares”).

In connection with this opinion, we have reviewed, among other things, the Company’s Articles of Incorporation, the Company’s Bylaws, the Offering Statement, and related agreements and records of corporate proceedings and other actions taken or proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares in the Offering. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. We have not verified any of those assumptions.

Based upon the foregoing and in reliance thereon, it is our opinion that the Shares being sold pursuant to the Offering Statement will be, when sold pursuant to the terms outlined in the Offering Statement, validly issued, fully paid and non-assessable.

This opinion is limited to the laws under the Washington Business Corporation Act as in effect as of the date of this opinion letter, and we disclaim any opinion as to the laws of any other jurisdiction. We do not express any opinion regarding the Securities Act or any federal laws or regulations or any “Blue Sky” securities laws of any state.

We hereby consent to the filing of this opinion letter as an exhibit to the Offering Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Davis Wright Tremaine LLP